Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Thursday, April 29, 2021	Greg Peterson
Vice President, Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS FIRST QUARTER RESULTS

    DULUTH, GA – April 29 – AGCO, Your Agriculture Company (NYSE: AGCO), a worldwide manufacturer and distributor of agricultural equipment and solutions, reported its results for the first quarter ended March 31, 2021. Net sales for the first quarter were approximately $2.4 billion, an increase of approximately 23.4% compared to the first quarter of 2020. Reported net income was $1.99 per share for the first quarter of 2021, and adjusted net income(3), which excludes restructuring expenses, was $2.00 per share. These results compare to reported net income of $0.85 per share, and adjusted net income, excluding restructuring expenses, of $0.86 per share for the first quarter of 2020. Excluding favorable currency translation impacts of approximately 3.5%, net sales in the first quarter of 2021 increased approximately 19.8% compared to the first quarter of 2020.
Highlights
•Reported regional sales results(1): Europe/Middle East (“EME”) 19.2%, North America 10.7%, South America 56.3%, Asia/Pacific/Africa (“APA”) 83.1%
•Constant currency regional sales results(1)(2)(3): EME 11.5%, North America 9.7%, South America 83.8%, APA 65.9%
•Regional operating margin performance: EME 10.9%, North America 12.3%, South America 6.7%, APA 10.5%
•Increased quarterly dividend by 25% and declared variable special dividend of $4.00 per share
•Raised full-year outlook for net sales and net income per share
    (1)    As compared to first quarter 2020.
    (2)    Excludes currency translation impact.
    (3)    See reconciliation of Non-GAAP measures in appendix.
    “AGCO continued its strong operational performance in the first quarter and set records for first quarter operating income and earnings per share,” stated Eric Hansotia, AGCO’s Chairman, President and Chief Executive Officer. “Favorable market demand and positive market response to our technology-focused products helped produce sales growth and margin expansion across all regions. Outstanding execution from our team allowed us to minimize the impact of ongoing supply constraints, and an improved pricing environment helped offset material and freight cost inflation. Healthy farm fundamentals are driving robust replacement demand and our order boards remain well ahead of last year. With increased visibility for the coming quarters, we have raised our net sales and earnings forecast for 2021 while enabling continued investment in our premium technology, smart farming solutions and enhanced digital capabilities.”

Market Update

	Industry Unit Retail Sales
	Tractors	Combines
Three Months Ended March 31, 2021	Change from Prior Year Period	Change from Prior Year Period
North America(1)	31%	17%
South America	33%	26%
Western Europe(2)	23%	16%
(1) Excludes compact tractors.
(2) Based on Company estimates.
    “The ongoing economic recovery from the COVID-19 pandemic is putting pressure on global grain inventories which are well below last year’s levels,” stated Mr. Hansotia. “As a result, prices of soft commodity are supporting more favorable farm economics as well as increased demand for machinery. These improved conditions are expected to generate industry growth across all the major markets in 2021.”

    “North American industry retail sales increased in the first three months of 2021 compared to the same period in 2020,” continued Mr. Hansotia. “Sales of low horsepower tractors moved above prior peak levels while demand for high horsepower tractors also improved. With the fleet age remaining extended, industry retail sales of North America large agricultural equipment grew approximately 12% in the first quarter. Industry retail sales in Western Europe also increased in the first quarter of 2021 with growth across nearly all major markets. With higher wheat, dairy and livestock prices projecting favorable farm economics, farmer sentiment is expected to remain strong in Western Europe, supporting increased equipment demand in 2021. In South America, industry sales increased during the first three months of 2021 driven by improved demand in both Brazil and Argentina as well as recovery in the smaller export markets. A healthy first crop as well as favorable exchange rates are supporting positive economic conditions for farmers who continue to replace an aged fleet. Our long-term global view remains positive. Increasing demand for commodities, driven by the growing world population, as well as rising emerging market protein consumption and biofuel use, are expected to support elevated farm income and healthy conditions in our industry.”

Regional Results
AGCO Regional Net Sales (in millions)

Three Months Ended March 31,	2021	2020	% change from 2020	% change from 2020 due to currency translation(1)	% change excluding currency translation
North America	$611.1	$551.9	10.7%	1.0%	9.7%
South America	240.5	153.9	56.3%	(27.6)%	83.8%
Europe/Middle East	1,327.2	1,113.3	19.2%	7.8%	11.5%
Asia/Pacific/Africa	199.9	109.2	83.1%	17.1%	65.9%
Total	$2,378.7	$1,928.3	23.4%	3.5%	19.8%
(1) See Footnotes for additional disclosures.
North America
    AGCO’s North American net sales increased 9.7% in the first three months of 2021 compared to the same period of 2020, excluding the positive impact of currency translation. Increased sales of tractors, parts, grain and protein equipment and Precision Planting products generated most of the increase. Income from operations for the first three months of 2021 grew approximately $14.0 million compared to the same period in 2020 and operating margins reached 12.3%. Higher sales and production as well as the benefit of favorable pricing contributed to the improvement.

South America
    Net sales in the South American region increased 83.8% in the first three months of 2021 compared to the same period of 2020, excluding the impact of unfavorable currency translation. Sales grew across all markets with the largest increases in Brazil and Argentina. Income from operations in the first three months of 2021 increased by approximately $25.0 million compared to the same period in 2020. The improved South America results reflect the benefit of higher sales and production, in addition to a richer sales mix with improved pricing offsetting material cost inflation.

Europe/Middle East
    AGCO’s Europe/Middle East net sales increased 11.5% in the first three months of 2021 compared to the same period in 2020, excluding favorable currency translation impacts. Sales growth was achieved in all major markets with high horsepower tractors and parts showing the largest increases. Income from operations increased approximately $42.0 million in the first three months of 2021, compared to the same period in 2020, due to higher net sales and production volumes.

Asia/Pacific/Africa
    Net sales in Asia/Pacific/Africa increased 65.9%, excluding the positive impact of currency translation, in the first three months of 2021 compared to the same period in 2020. Higher sales in China, Australia as well as Africa produced most of the increase. Income from operations improved by approximately $22.3 million in the first three months of 2021, compared to the same period in 2020.
Outlook
    The health, safety and well-being of all AGCO employees, dealers and farmer customers continues to be AGCO’s top priority during the COVID-19 pandemic. The following outlook does not contemplate any further sales or production disruptions caused by the pandemic.

    AGCO’s net sales for 2021 are expected to range from $10.6 billion to $10.8 billion, reflecting improved sales volumes, pricing and positive foreign currency translation. Gross and operating margins are projected to improve from 2020 levels, reflecting the impact of higher sales and production volumes as well as margin improvement initiatives. These improvements are planned to fund increases in engineering and other technology investments to support AGCO’s precision agriculture and digital initiatives. Based on these assumptions, 2021 earnings per share is targeted in a range from $8.40 to $8.60.

* * * * *
    AGCO will host a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Thursday, April 29, 2021. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.
* * * * *
Safe Harbor Statement
    Statements that are not historical facts, including the projections of earnings per share, sales, industry demand, market conditions, commodity prices, currency translation, farm income levels, margin levels, investments in product and technology development, new product introductions, restructuring and other cost reduction initiatives, production volumes, tax rates and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.
•The Company is uncertain of the impact of the COVID-19 pandemic due to increased volatility in global economic and political environments, market demand for its products, supply chain disruptions, workforce availability, exchange rate and commodity price volatility and availability of financing, and their impact to the Company’s net sales, production volumes, costs and overall financial condition and liquidity. The Company may be required to record significant impairment charges in the future with respect to certain noncurrent assets such as goodwill and other intangible assets and equity method investments, whose fair values may be negatively affected by the COVID-19 pandemic. The Company also may be required to write-down obsolete inventory due to decreased customer demand and sales orders. Additionally, the Company is closely monitoring the collection of accounts receivable, as well as the operating results of it finance joint ventures around the world. If economic conditions around the world continue to deteriorate, the Company may not be able to sufficiently collect accounts receivable, and the operating results of its finance joint ventures may be negatively impacted, thus negatively impacting the Company’s results of operations and financial condition. The Company is also closely assessing its compliance with debt covenants, the recognition of any future applicable insurance recoveries, cash flow hedging forecasts as compared to actual transactions, the fair value of pension assets, accounting for incentive and stock compensation accruals, revenue recognition and discount reserve setting and the realization of deferred tax assets in light of the COVID-19 pandemic.
•Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, adverse weather, tariffs, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.
•A majority of our sales and manufacturing takes place outside the United States, and, many of our sales involve products that are manufactured in one country and sold in a different country, and as a result, we are exposed to risks related to foreign laws, taxes and tariffs, trade restrictions, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations. Among these risks are the uncertain consequences of Brexit, Russian sanctions and tariffs imposed on exports to and imports from China.
•Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance over 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.
•Both AGCO and our finance joint ventures have substantial accounts receivable from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.
•We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.
•Our success depends on the introduction of new products, particularly engines that comply with emission requirements and sustainable smart farming technology, which requires substantial expenditures; there is no certainty that we can develop the necessary technology or that the technology that we develop will be attractive to farmers or available at competitive prices.

•Our production levels and capacity constraints at our facilities, including those resulting from plant expansions and systems upgrades at our manufacturing facilities, could adversely affect our results.
•Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.
•Our business increasingly is subject to regulations relating to privacy and data protection, and if we violate any of those regulations or otherwise are the victim of a cyber attack, we could incur significant losses and liability.
•We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. It remains unclear, how, if at all, the recent outbreak of the coronavirus will impact the agricultural industry, our suppliers or our global operations.
•We are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.
•We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.
•We have a substantial amount of indebtedness, and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.
    Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2020. AGCO disclaims any obligation to update any forward-looking statements except as required by law.
* * * * *
About AGCO
    AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural solutions and delivers high-tech solutions for farmers feeding the world through its full line of equipment and related services. AGCO products are sold through five core brands, Challenger®, Fendt®, GSI®, Massey Ferguson® and Valtra®, supported by Fuse® smart farming solutions. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of over $9.1 billion in 2020. For more information, visit http://www.agcocorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.
# # # # #
Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	March 31, 2021	December 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$453.7	$1,119.1
Accounts and notes receivable, net	1,048.2	856.0
Inventories, net	2,360.3	1,974.4
Other current assets	436.1	418.9
Total current assets	4,298.3	4,368.4
Property, plant and equipment, net	1,448.3	1,508.5
Right-of-use lease assets	158.5	165.1
Investment in affiliates	444.1	442.7
Deferred tax assets	70.8	77.6
Other assets	184.0	179.8
Intangible assets, net	431.5	455.6
Goodwill	1,276.8	1,306.5
Total assets	$8,312.3	$8,504.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$311.9	$325.9
Short-term borrowings	51.8	33.8
Accounts payable	1,097.5	855.1
Accrued expenses	1,685.1	1,916.7
Other current liabilities	268.3	231.3
Total current liabilities	3,414.6	3,362.8
Long-term debt, less current portion and debt issuance costs	936.6	1,256.7
Operating lease liabilities	119.6	125.9
Pension and postretirement health care benefits	216.2	253.4
Deferred tax liabilities	109.1	112.4
Other noncurrent liabilities	391.5	375.0
Total liabilities	5,187.6	5,486.2

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.8	0.8
Additional paid-in capital	5.7	30.9
Retained earnings	4,897.9	4,759.1
Accumulated other comprehensive loss	(1,817.9)	(1,810.8)
Total AGCO Corporation stockholders’ equity	3,086.5	2,980.0
Noncontrolling interests	38.2	38.0
Total stockholders’ equity	3,124.7	3,018.0
Total liabilities and stockholders’ equity	$8,312.3	$8,504.2
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended March 31,
	2021	2020
Net sales	$2,378.7	$1,928.3
Cost of goods sold	1,808.2	1,477.8
Gross profit	570.5	450.5
Selling, general and administrative expenses	260.6	247.6
Engineering expenses	96.3	84.9
Amortization of intangibles	17.5	15.0
Restructuring expenses	1.3	0.8
Bad debt (credit) expense	(0.4)	1.8
Income from operations	195.2	100.4
Interest expense, net	3.4	3.4
Other expense, net	11.5	12.5
Income before income taxes and equity in net earnings of affiliates	180.3	84.5
Income tax provision	43.6	29.4
Income before equity in net earnings of affiliates	136.7	55.1
Equity in net earnings of affiliates	14.7	11.2
Net income	151.4	66.3
Net income attributable to noncontrolling interests	(0.6)	(1.6)
Net income attributable to AGCO Corporation and subsidiaries	$150.8	$64.7
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$2.00	$0.86
Diluted	$1.99	$0.85
Cash dividends declared and paid per common share	$0.16	$0.16
Weighted average number of common and common equivalent shares outstanding:
Basic	75.3	75.3
Diluted	75.9	75.9
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net income	$151.4	$66.3
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	54.8	51.6
Amortization of intangibles	17.5	15.0
Stock compensation expense	6.8	2.6
Equity in net earnings of affiliates, net of cash received	(14.7)	(11.2)
Deferred income tax provision	4.1	3.8
Other	1.9	4.1
Changes in operating assets and liabilities:
Accounts and notes receivable, net	(232.3)	(109.6)
Inventories, net	(466.1)	(252.1)
Other current and noncurrent assets	(45.8)	(65.4)
Accounts payable	296.7	(32.7)
Accrued expenses	(175.7)	(206.7)
Other current and noncurrent liabilities	86.1	99.0
Total adjustments	(466.7)	(501.6)
Net cash used in operating activities	(315.3)	(435.3)
Cash flows from investing activities:
Purchases of property, plant and equipment	(63.5)	(60.6)
Proceeds from sale of property, plant and equipment	0.1	0.4
Investment in unconsolidated affiliates	(0.1)	(2.5)
Purchase of businesses, net of cash acquired	(0.8)	—
Other	(2.5)	—
Net cash used in investing activities	(66.8)	(62.7)
Cash flows from financing activities:
Proceeds from indebtedness, net	(221.5)	559.8
Purchases and retirement of common stock	—	(55.0)
Payment of dividends to stockholders	(12.0)	(12.1)
Payment of minimum tax withholdings on stock compensation	(26.5)	(16.0)
Net cash (used in) provided by financing activities	(260.0)	476.7
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(23.3)	(24.8)
Decrease in cash, cash equivalents and restricted cash	(665.4)	(46.1)
Cash, cash equivalents and restricted cash, beginning of period	1,119.1	432.8
Cash, cash equivalents and restricted cash, end of period	$453.7	$386.7
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data and employees)

1.    STOCK COMPENSATION EXPENSE
    The Company recorded stock compensation expense as follows (in millions):

	Three Months Ended March 31,
	2021	2020
Cost of goods sold	$0.3	$0.1
Selling, general and administrative expenses	6.5	2.5
Total stock compensation expense	$6.8	$2.6

2.     RESTRUCTURING EXPENSES
    In recent years, the Company has announced and initiated several actions to rationalize employee headcount in various manufacturing facilities and administrative offices located in the U.S., Europe, South America, Africa and China in order to reduce costs in response to softening global market demand. The Company also has undertaken rationalizations of its grain and protein business during 2019 and 2020. As of December 31, 2020, the Company had approximately $16.8 million of accrued severance, facility closure and other costs related to such rationalizations. During the three months ended March 31, 2021, the Company recorded an additional $1.3 million of severance and related costs associated with further rationalizations, and paid approximately $6.2 million of severance and facility closure costs. The remaining $11.6 million of severance, facility closure and other related costs as of March 31, 2021, inclusive of approximately $0.3 million of negative foreign currency translation impacts, are expected to be paid primarily during 2021.

3.    INDEBTEDNESS
    Long-term debt at March 31, 2021 and December 31, 2020 consisted of the following (in millions):

	March 31, 2021	December 31, 2020
Senior term loan due 2022	$176.1	$184.0
Credit facility, expires 2023	—	277.9
1.002% Senior term loan due 2025	293.4	306.7
Senior term loans due between 2021 and 2028	771.1	806.0
Other long-term debt	10.0	10.5
Debt issuance costs	(2.1)	(2.5)
	1,248.5	1,582.6
Less:
Senior term loans due 2021, net of debt issuance costs	(309.7)	(323.6)
Current portion of other long-term debt	(2.2)	(2.3)
Total long-term indebtedness, less current portion	$936.6	$1,256.7
    As of March 31, 2021 and December 31, 2020, the Company had short-term borrowings due within one year of approximately $51.8 million and $33.8 million, respectively.

4.    INVENTORIES
    Inventories at March 31, 2021 and December 31, 2020 were as follows (in millions):

	March 31, 2021	December 31, 2020
Finished goods	$768.9	$641.3
Repair and replacement parts	684.8	652.3
Work in process	317.0	175.1
Raw materials	589.6	505.7
Inventories, net	$2,360.3	$1,974.4

5.    ACCOUNTS RECEIVABLE SALES AGREEMENTS
    The Company has accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America, Europe and Brazil to its U.S., Canadian, European and Brazilian finance joint ventures. As of March 31, 2021 and December 31, 2020, the cash received from receivables sold under the U.S., Canadian, European and Brazilian accounts receivable sales agreements was approximately $1.3 billion and $1.5 billion, respectively.
    Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $4.6 million and $8.1 million, respectively, during the three months ended March 31, 2021 and 2020.
    The Company’s finance joint ventures in Europe, Brazil and Australia also provide wholesale financing directly to the Company’s dealers. As of March 31, 2021 and December 31, 2020, these finance joint ventures had approximately $80.7 million and $85.2 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

6.    NET INCOME PER SHARE
    A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share for the three months ended March 31, 2021 and 2020 is as follows (in millions, except per share data):

	Three Months Ended March 31,
	2021	2020
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$150.8	$64.7
Weighted average number of common shares outstanding	75.3	75.3
Basic net income per share attributable to AGCO Corporation and subsidiaries	$2.00	$0.86
Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$150.8	$64.7
Weighted average number of common shares outstanding	75.3	75.3
Dilutive stock-settled appreciation rights, performance share awards and restricted stock units	0.6	0.6
Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net income per share	75.9	75.9
Diluted net income per share attributable to AGCO Corporation and subsidiaries	$1.99	$0.85

7.    SEGMENT REPORTING
    The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are generally charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three months ended March 31, 2021 and 2020 are as follows (in millions):

Three Months Ended March 31,	North America	South America	Europe/Middle East	Asia/Pacific/Africa	Consolidated
2021
Net sales	$611.1	$240.5	$1,327.2	$199.9	$2,378.7
Income from operations	74.9	16.2	144.3	21.0	256.4

2020
Net sales	$551.9	$153.9	$1,113.3	$109.2	$1,928.3
Income (loss) from operations	60.9	(8.8)	102.3	(1.3)	153.1

    A reconciliation from the segment information to the consolidated balances for income from operations is set forth below (in millions):

	Three Months Ended March 31,
	2021	2020
Segment income from operations	$256.4	$153.1
Corporate expenses	(35.9)	(34.4)
Amortization of intangibles	(17.5)	(15.0)
Stock compensation expense	(6.5)	(2.5)
Restructuring expenses	(1.3)	(0.8)
Consolidated income from operations	$195.2	$100.4

RECONCILIATION OF NON-GAAP MEASURES
    This earnings release discloses adjusted income from operations, adjusted net income, adjusted net income per share, and net sales on a constant currency basis, each of which exclude amounts that are typically included in the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.
    The following is a reconciliation of reported income from operations, net income and net income per share to adjusted income from operations, adjusted net income and adjusted net income per share for the three months ended March 31, 2021 and 2020 (in millions, except per share data):

	Three Months Ended March 31,
	2021			2020
	Income From Operations	Net Income(1)	Net Income Per Share(1)(2)	Income From Operations	Net Income(1)(2)	Net Income Per Share(1)
As reported	$195.2	$150.8	$1.99	$100.4	$64.7	$0.85
Restructuring expenses(3)	1.3	1.3	0.02	0.8	0.7	0.01
As adjusted	$196.5	$152.1	$2.00	$101.2	$65.5	$0.86
(1)    Net income and net income per share amounts are after tax.
(2)    Rounding may impact summation of amounts.
(3)    The restructuring expenses recorded during the three months ended March 31, 2021 and 2020 related primarily to severance and other related costs associated with the Company’s rationalization of certain U.S., European and South American manufacturing operations and various administrative offices, including costs associated with the Company’s rationalization of its grain and protein business.

    The following table sets forth, for the three months ended March 31, 2021 and 2020, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended March 31,			Change due to currency translation
	2021	2020	% change from 2020	$	%
North America	$611.1	$551.9	10.7%	$5.7	1.0%
South America	240.5	153.9	56.3%	(42.4)	(27.6)%
Europe/Middle East	1,327.2	1,113.3	19.2%	86.4	7.8%
Asia/Pacific/Africa	199.9	109.2	83.1%	18.7	17.1%
	$2,378.7	$1,928.3	23.4%	$68.4	3.5%